Exhibit 99.2

August 25, 2014

Ms. Frances Allen
P.O. Box 281
Fancy Gap, VA 24328

Dear Frances,

Congratulations!  I am pleased to confirm our offer for the Brand President of Jack in the Box position for Jack in the Box Inc. (the “Company”).  Subject to Board approval, you will be designated as an officer of Jack in the Box Inc. The anticipated start date for your employment is October 20, 2014.  This offer is contingent upon completion of a positive background check.  Below please find the specifics of our offer regarding compensation, benefits, and terms of employment.

Base Salary - You will receive a bi-weekly salary of $19,230.77, which is equivalent to an annual salary of $500,000.

Allowances - As a senior leader, you will receive an annual cash perquisite allowance of $45,700, paid on a bi-weekly basis.  This allowance is intended to defray expenses for financial planning, and for the use of your personal automobile, cell phone, or other equipment for business purposes.

Annual Incentive - You are eligible to participate in the annual Performance Incentive Plan (Plan) for Jack in the Box executive management which is based on fiscal year performance.  To be a participant in the Plan, you must be employed at the end of the fiscal year, and must be an active employee of the Company for six or more consecutive accounting periods (24 weeks) during the fiscal year.  Based on your start date, you will be eligible to participate in the Plan beginning Fiscal Year 2015 (September 29, 2014) – any payment in fiscal 2015 will be prorated 12/13 (12 periods of employment during the fiscal year).  Based on achievement of Jack in the Box and Company performance targets, the incentive potential for your position is 75% of base salary at target, up to a maximum of 150% of base salary, payable as a lump sum cash award.

Long-Term Incentive - Pursuant to this offer and subject to Board approval, you will be eligible to receive a long-term incentive stock grant in November 2014 with a target value of $500,000 at grant.  The grant currently consists of 50% stock options, 30% performance share units (PSU), and 20% restricted stock units (RSU), with RSU shares subject to a holding requirement until termination of service (100% of after-tax net shares if stock ownership guideline is not met, or 50% of after-tax net shares if ownership guideline is met).  The current Brand President stock ownership guideline is one times salary.  All grants are awarded pursuant to the 2004 Stock Incentive Plan and grant agreement.

 One-Time New Hire Grant - Subject to Board approval, you will receive a one-time new hire grant of restricted stock units (RSU) with a grant date fair value of $300,000.  The RSUs are subject to a three-year vesting schedule at 33% per year.  The grant will be made effective one full-week after your start date.

Your rights under the Annual Performance Incentive Plan and the 2004 Stock Incentive Plan are subject to the specific terms of the Plan and grant agreement, and your entitlement to rights under the Plans may be limited.

Sign-On Bonus - You will be granted a conditional $200,000 sign-on bonus (less withholdings), which will be paid approximately two weeks from your start date.  If your employment with the Company ends by your terminating without Good Reason or the Company terminating for Cause both as defined below prior to completing two years of service, you agree to immediately repay the pro-rated gross amount of this bonus and consent to the Company deducting amounts payable to you, from pay or otherwise to cover in whole or in part, amounts you are obligated to repay.

Frances Allen

Deferred Compensation Program - As a highly compensated employee, you will be eligible to participate in the Executive Deferred Compensation Plan (EDCP) which is a non-qualified, pre-tax deferred compensation plan.  Participants may contribute up to 50% of base salary and 85% of annual incentive in whole percentages.  The Company matches 100% of the first 3% of deferred salary and 3% of deferred annual incentive.

Additionally, you are eligible to receive an additional contribution by the Company of 4% of base salary and 4% of annual incentive into the EDCP each year for up to 10 years.

Vacation/Sick Program - As an executive, you will not accrue vacation; you are allowed to take time off consistent with the needs of the business and the expectations of your supervisor.  You will accrue six days per year of sick time which may be carried over each year to a maximum of 60 days.

Benefits - You will be eligible to participate in the Company’s health and welfare plans effective the first day of the calendar month following one month of service.  All benefit plans are subject to change and the benefits described in this offer letter, and the plans, are not guaranteed in any way.  To the extent the terms of any plan differ from what is in this letter, the terms of the plan will determine the right and the amount of any benefits.

You will also receive an enhanced level of employer-paid term life-insurance with a total value of $770,000.

Relocation To support your move to San Diego, California, you will be contacted by Plus Relocation.  They will review our policy with you and coordinate your move.  Please note that our Relocation Policy specifies the applicable rules including situations where it may be necessary to repay a pro-rated amount of the relocation costs.  As part of your relocation, you will receive an additional lump sum cash payment of $35,000, less withholding, and reimbursement for up to 6 months temporary housing.  If you have any questions about the Relocation Policy, please contact Susan Pettijohn, our relocation manager, at (858) 571-2252.  We also suggest you consult with your personal tax advisor regarding relocation.

Employment If Jack in the Box should determine not to continue your employment without Cause, you will be entitled to severance pay equal to 12 months of base salary subject to you executing a full general release in a form approved by the Company releasing any and all claims against the Company.

 “Cause” shall be  limited to insubordination by refusing to comply with a directive from the CEO or the Board of the company that is consistent with your position and job duties; a material  violation of Company rules or any of the terms of any agreement between you and the Company; sexual or other unlawful harassment, intentional, unauthorized release of confidential information about the Company; providing services to a competitor or otherwise competing with the Company during the term of your employment; unethical or illegal conduct, gross negligence, recklessness or willful misconduct with respect to the business of the Company; failure or refusal to comply with a directive from the CEO or Board of the Company consistent with your job duties; death; disability of more than 90 consecutive days or 120 days in the aggregate in any 12 month period; or voluntary termination of employment without Good Reason.

“Good Reason” shall be limited to a material diminution in your position or compensation or change in your principal place of employment without your prior written approval, but only if you give written notice of the grounds constituting Good Reason and afford the Company 30 days to remedy that cause, and you then terminate your employment within 30 days of the failure or refusal of the Company to remove or remedy the Good Reason.

Frances Allen

Jack in the Box Inc. requires as a condition of employment that new employees agree to keep certain business information confidential, and also to submit most employment disputes to binding arbitration.  As part of your orientation, you will be required to sign our Confidentiality Agreement and Dispute Resolution Agreement, which will be included with your new hire forms.

You should also know that it is the Company’s policy that the employment relationship is one of “at will.”  This simply means that either party, you or the Company, may terminate the employment relationship at any time, with or without cause.  The only exception is if the President of the Company agrees in writing that you may only be terminated for cause.

Your signature below will be your acknowledgement that you have read, understood and agree to the above information, including that you are an “at will” employee.  Please sign one copy of this letter and return to me in the enclosed envelope.

Sincerely,

/s/ Mark Blankenship
EVP, Chief People, Culture & Corporate Strategy Officer

/s/ Frances Allen	8/30/ 2014
Frances Allen	Date